REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Emerging
Technologies Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Funds' proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                     FOR      WITHHELD            TOTAL
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TRUSTEES
Matthew P. Fink                  35,148,185.168   932,204.289   36,080,389.457
Robert G. Galli                  35,128,878.814   951,510.643   36,080,389.457
Phillip A. Griffiths             35,183,725.919   896,663.538   36,080,389.457
Mary F. Miller                   35,183,909.826   896,479.631   36,080,389.457
Joel W. Motley                   35,188,161.528   892,227.929   36,080,389.457
John V. Murphy                   35,148,475.966   931,913.491   36,080,389.457
Kenneth A. Randall               35,107,493.352   972,896.105   36,080,389.457
Russell S. Reynolds, Jr.         35,092,878.513   987,510.944   36,080,389.457
Joseph M. Wikler                 35,132,206.668   948,182.789   36,080,389.457
Peter I. Wold                    35,097,812.878   982,576.579   36,080,389.457
Clayton K. Yeutter               35,103,121.881   977,267.576   36,080,389.457

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PROPOSAL NO. 2: Proposal to change the policy on

      FOR                                  AGAINST         ABSTAIN   BROKER NON-VOTE            TOTAL
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
2A:   Borrowing
        25,293,472.062               3,368,585.741   1,225,729.654     6,192,602.000   36,080,389.457

2B:   Concentration of Investments
        26,035,047.235               2,679,010.141   1,173,730.081     6,192,602.000   36,080,389.457

2H:   Lending
        25,319,202.151               3,369,722.931   1,198,862.375     6,192,602.000   36,080,389.457

2K:   Real Estate and Commodities
        25,602,478.691               3,145,860.156   1,139,448.610     6,192,602.000   36,080,389.457

2L:   Senior Securities
        25,851,234.688               2,778,213.613   1,258,339.156     6,192,602.000   36,080,389.457